Exhibit 4.4
FORM OF RIGHTS AGREEMENT
     THIS RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the [#] 2005 by and between Midway Games Inc., a Delaware corporation, having its principal executive offices at 2704 West Roscoe Street, Chicago, Illinois 60618 (the “Company”) and [#] residing at [#] (“Employee”).
W I T N E S S E T H:
     WHEREAS, Employee, who has not previously been employed by the Company or its subsidiaries, is agreeing to continue employment with Ratbag Services Pty Ltd (ACN 066 907 266) (“Ratbag”), a company incorporated in South Australia, Australia, the holding company of which (Ratbag Holdings Pty Ltd (ACN 066 942 890)) is to be acquired by the Company, or a subsidiary of the Company, under an acquisition agreement of even date herewith (the “Acquisition Agreement”); and
     WHEREAS, simultaneously herewith Employee and Ratbag are entering into an Employment Agreement (the “Employment Agreement”) that, among other matters, requires the Company to grant to Employee the rights to acquire shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) provided for in this Agreement.
     NOW, THEREFORE, subject to the terms of the Company’s Ratbag Equity Award Rights Plan (the “Plan”) the Company is hereby granting to Employee rights to acquire shares of the Common Stock on the terms and conditions, and subject to the restrictions, herein set forth:
     Section 1. Definitions.
As used in this Agreement, the following terms shall have the following meanings:
A.	“Date of Grant” means the date on which Closing takes place under the Acquisition Agreement.

B.	“Date of Vesting” means the date or dates on which Rights vest pursuant to the schedule set forth in Section 4 hereof.

C.	“Rights” means the number of rights to acquire the equivalent number of Shares of the Common Stock under the terms of this Agreement and the Plan.

D.	“Shares” means the number of shares of the Common Stock, with a total value of US$50,000 based on the closing price of the Common Stock as reported on the New York Stock Exchange on the day two business days in New York immediately prior to the Date of Grant.
     Section 2. Grant. Effective on the Date of Grant, the Company grants to Employee Rights to acquire the Shares, subject to the terms of the Plan and this Agreement, including, without limitation, the forfeiture provisions set forth in Section 3 hereof, the provisions for lapse set forth in Section 5 hereof and the limitations on transfer set forth in Section 6 hereof. One Right represents the unfunded, unsecured right of Employee to receive one Share under Section 5.
     Section 3. Forfeiture of Rights upon Termination of Employment before vesting. If the services of Employee to Ratbag shall be terminated before the Date of Vesting for any reason other than a termination by Ratbag without “cause” (as such term is defined in the Employment Agreement) or if the

Employee resigns as an employee of Ratbag, Employee shall immediately forfeit to the Company all Rights that have not previously vested as provided in Section 4 hereof, without any consideration paid to Employee, and, thereafter, Employee shall have no further rights with respect to such Rights. If the services of Employee to Ratbag shall be terminated by Ratbag without “cause” (as such term is defined in the Employment Agreement), Employee shall retain Employee’s rights to such Rights under this Agreement.
     Section 4. Vesting Schedule. Subject to the forfeiture provisions of Section 3, if Employee has been continuously employed by Ratbag from the Date of Grant until the applicable Date of Vesting as set out in this Section 4 (or if Employee has been terminated by Ratbag without “cause” after the Date of Grant), the Rights shall vest according to the following schedule:
•	as to thirty-three percent (33%) of the Rights, on the first anniversary of the Date of Grant;

•	as to thirty-three percent (33%) of the Rights, on the second anniversary of the Date of Grant;

•	as to the remaining thirty-four percent (34%) of the Rights, on the third anniversary of the Date of Grant.
If the first two installments include a fraction of a Right, such fraction of a Right shall not then vest, and the fraction shall be carried forward and added to subsequent installments.
     Section 5. Exercise of Rights. Subject to the forfeiture provisions of Section 3 and the vesting schedule in Section 4, if the Employee has been continuously employed by Ratbag from the Date of Grant until the Date of Vesting (or if Employee has been terminated by Ratbag without “cause” after the Date of Grant), Employee may exercise the Rights within one month following the Date of Vesting of those Rights by giving written notice to the Company in the form of notice attached as Exhibit 1 (or in such other form and manner as the Company may prescribe) and so that the notice is received by the Company within one month following the Date of Vesting. The purchase price per Share set forth in Article IV of the Plan shall be payable by Employee to the Company on the exercise of the Rights. Following receipt of the notice of exercise of the Rights, the Company shall promptly issue or cause there to be transferred to Employee the number of Shares in respect of which the Rights have been exercised at which time the number of Rights equal to the number of Shares issued or transferred to Employee shall be extinguished. If written notice of exercise of the Rights (in accordance with the other provisions of this Section 5) is not received by the Company within one month following the Date of Vesting of the Rights, then such Rights will lapse at the expiration of that one month period.
     Section 6. Limitations on Transfer. Rights may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of Employee or of any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian.
     Section 7. No Stockholder Rights. Unless and until the Rights are exercised pursuant to Section 5 hereof and the Shares are registered in the Company’s register of stockholders, Employee shall not have any rights as a stockholder of the Company, including (without limitation) no right to receive any dividend paid by the Company on its Common Stock until the Rights have been exercised pursuant to Section 5 hereof.

     Section 8. Registration or Exemption The Company shall use reasonable commercial efforts to procure that the resale of the Shares by Employee, when issued, are the subject of an effective registration statement under the Securities Act of 1933, as amended (the “Act”) unless the resale of the Shares is permitted without registration under an available exemption under the Act.
     Section 9. No Right to Continued Employment. This Agreement shall not be construed as giving Employee the right to be retained in the employ of, or in any consulting relationship to, Ratbag or the Company or its subsidiaries. Further, Ratbag may at any time dismiss Employee (subject to the terms of the Employment Agreement) or discontinue any consulting relationship, free from any liability or any claim under this Agreement, except as otherwise expressly provided herein.
     Section 10. Restricted Securities. Employee agrees that all Shares issued as the result of the exercise of the Rights will be acquired in good faith for investment purposes only and not for sale or distribution, except pursuant to a registration statement or an applicable exemption from registration under the Act. Employee understands and acknowledges that the Shares will not have been registered under the Act and will be characterized as “restricted securities” under the U.S. federal securities laws. Accordingly, Employee acknowledges that the Shares, when issued, may not be sold except pursuant to an effective registration statement under the Act or pursuant to an available exemption from registration. Employee agrees not to engage in any hedging transactions with respect to the Shares, unless in compliance with the Act. The Company may place a “stop transfer” order with respect to the Shares with its transfer agent and may cause a legend or legends to be put on any certificates representing such Shares as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are listed, and any other applicable laws.
     Section 11. No Offer in Australia Employee undertakes that it will not sell or offer to sell (or invite offers to purchase) the Shares issued under this Agreement or any interests in them within 12 months after their issue if such sale, offer or invitation would be made, received or otherwise occur in Australia. For the avoidance of doubt, nothing in this Section 11 prohibits or prevents Employee from selling or offering to sell the Shares on the New York Stock Exchange in the ordinary course of trading on that stock exchange.
     Section 12. Data Protection. Employee consents to the collection, handling and processing (including international transfer) of Employee’s personal data and information by Company for the purposes of administering this Agreement and the transactions contemplated by it. Employee has certain rights of access to this information held by Company under the Australian Privacy Act 1988 and can apply to Company to inquire about such access. For the purpose of administering this Agreement and the transactions contemplated by it, Employee’s personal data and information may be disclosed to related bodies corporate of the Company, or their auditors, brokers and third party service providers as well as regulators, tax authorities, stock exchanges and other regulatory or governmental authorities, or as otherwise authorized or required by law.
     Section 13. Enforceability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be enforced to the greatest extent deemed to be enforceable.
     Section 14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware of the United States of America, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     Section 15. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

MIDWAY GAMES INC.

By:

Name:
Title:
AGREED AND ACCEPTED:

By:

[#]

EXHIBIT 1
NOTICE OF EXERCISE

To:	General Counsel
Midway Games Inc (the “Company”)
2704 West Roscoe Street
Chicago Illinois 60618
USA
[#] (the “Employee”), of [#], Employee of Ratbag Services Pty Ltd (ACN 066 907 266) described in the Rights Agreement dated [#] between Employee and the Company, notifies the Company pursuant to Section 5 of that Agreement that the Employee exercises the [insert number] Rights vesting in accordance with Section 4 of the Agreement on [insert date of vesting].

Signed:

Dated: